NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
February 20, 2018	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2017 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. In addition, the Board declared supplemental dividends for the year on Class B-1 and Class B-2 capital stock at annualized rates of 2.50% and 2.00%, respectively. The dividends will be paid in cash on February 21, 2018.

"FHLBank Indianapolis is pleased to provide this supplemental dividend to its members," President and CEO Cindy Konich said. "It reflects particularly strong performance throughout 2017."

Earnings Highlights1

Net income for the fourth quarter of 2017 was $46 million, an increase of $6 million compared to the same quarter in the prior year, primarily due to higher net interest income, partially offset by lower net gains on derivatives and hedging activities. Net interest income after provision for credit losses was $70 million, an increase of $16 million compared to the same quarter in the prior year as a result of asset growth and higher spreads.

Net income for the year 2017 was $156 million, an increase of $43 million compared to the prior year, primarily due to higher net interest income, partially offset by net losses on derivatives and hedging activities. Net interest income after provision for credit losses was $262 million, an increase of $64 million compared to the prior year as a result of asset growth and higher spreads.

Affordable Housing Program Allocation2

As a direct result of our earnings for the year, FHLBank Indianapolis allocated $18 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. This AHP allocation will be available to the Bank's members in 2018 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

[1]
FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

[2]	Each year FHLBanks allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on Mandatorily Redeemable Capital Stock.

Balance Sheet Highlights

Total assets at December 31, 2017 were $62.3 billion, an increase of $8.4 billion, or 16%, from December 31, 2016, primarily driven by an increase in advances outstanding.

Advances3

Advances outstanding at December 31, 2017 totaled $34.1 billion, a net increase of $6.0 billion, or 21%, from December 31, 2016. The increase was primarily due to an increase in demand by our members for short-term advances; however, longer-term advances also grew during the year.

Advances to depository members - comprising commercial banks, savings institutions and credit unions - increased by 42%. Advances to insurance company members (excluding captive insurance companies) increased by 8%. The significant increase in advances to depository members resulted in a change in the mix of advances during the year. Advances to depository institutions, as a percent of total advances outstanding, increased from 47% at December 31, 2016 to 55% at December 31, 2017, while advances to insurance companies decreased from 53% to 45% at those dates.

Mortgage Loans Held for Portfolio4

Mortgage loan purchases from members for the year 2017 totaled $2.2 billion. Mortgage loans held for portfolio at December 31, 2017 totaled $10.4 billion, a net increase of $855 million, or 9%, from December 31, 2016.

Consolidated Obligations5

FHLBank Indianapolis' consolidated obligations outstanding at December 31, 2017 totaled $58.3 billion, a net increase of $8.0 billion, or 16%, from December 31, 2016. The increase in consolidated obligations supported the Bank's growth in assets.

Capital

Total capital at December 31, 2017 was $2.9 billion, a net increase of $510 million, or 21%, from December 31, 2016, primarily as a result of additional capital stock issued to members in connection with the increase in advances.6 The growth of retained earnings also contributed to the increase.

The Bank's regulatory capital7-to-assets ratio at December 31, 2017 was 4.8%, which exceeds all applicable regulatory capital requirements.

[3]	Advances are secured loans that FHLBank Indianapolis provides to its member institutions.

[4]	FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.

[5]
The primary source of funds for FHLBank Indianapolis, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on these consolidated obligations; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

[6]	FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding advances.

[7]	Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBank Indianapolis' financial results for the year ended December 31, 2017 will be included in the Bank's Annual Report on Form 10-K, which we intend to file by mid-March.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Quarter Ended		Year Ended
	December 31,		December 31,
Condensed Statements of Income	2017	2016	2017	2016
Net interest income after provision for credit losses	$70	$54	$262	$198
Other income (loss)	4	13	(6)	6
Other expenses	23	22	82	78
Assessments	5	5	18	13
Net income	$46	$40	$156	$113

Condensed Statements of Condition	December 31, 2017	December 31, 2016
Advances	$34,055	$28,096
Mortgage loans held for portfolio, net	10,356	9,501
Cash and short-term investments	4,601	4,128
Other assets (1)	13,337	12,182
Total assets	$62,349	$53,907

Consolidated obligations	$58,254	$50,269
Mandatorily redeemable capital stock	164	170
Other liabilities	985	1,032
Total liabilities	59,403	51,471

Capital stock (2)	1,858	1,493
Retained earnings (3)	976	887
Accumulated other comprehensive income	112	56
Total capital	2,946	2,436

Total liabilities and capital	$62,349	$53,907

Total regulatory capital (4)	$2,998	$2,550

Regulatory capital-to-assets ratio	4.81%	4.73%

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	Putable by members at par value.

(3)	Includes restricted retained earnings at December 31, 2017 and 2016 of $183 million and $152 million, respectively.

(4)	Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBank Indianapolis) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.

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